Exhibit 10.1

AMENDMENT NO. 1 TO EQUITY DISTRIBUTION AGREEMENT

March 9, 2020

Canaccord Genuity LLC

99 High Street, Suite 1200

Boston, Massachusetts 02110

Ladies and Gentlemen:

This Amendment No. 1 to the Equity Distribution Agreement (this “Amendment”) is entered into as of the date first written above by T2 Biosystems, Inc., a Delaware corporation (the “Company”), and Canaccord Genuity LLC (“Canaccord”), that are parties to that certain Equity Distribution Agreement, dated July 30, 2019 (the “Original Agreement”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Original Agreement. The parties, intending to be legally bound, hereby amend the Original Agreement as follows:

1.    Section 1 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Issuance and Sale of Shares. The Company agrees that, from time to time during the term of this Agreement, on the terms and subject to the conditions set forth herein, it will issue and sell through Canaccord, acting as sales agent, shares of common stock, $0.001 par value per share (the “Common Shares”), of the Company (the “Shares”) having an aggregate offering price of up to $65,000,000. The Shares will be sold on the terms set forth herein at such times and in such amounts as the Company and Canaccord shall agree from time to time. The issuance and sale of the Placement Shares (as defined below) through Canaccord will be effected pursuant to the Registration Statement (as defined in Section 6(a)) filed by the Company and declared effective by the United States Securities and Exchange Commission (the “Commission”).

2.    In addition to the reimbursement of expenses set forth in Section 7(h)(ii) of the Original Agreement, the Company shall reimburse Canaccord for all of its reasonable and documented expenses, up to a maximum reimbursement of $25,000, arising out of this Amendment (including travel and related expenses, the costs of document preparation, production and distribution, third party research and database services and the reasonable and documented fees and disbursements of counsel to Canaccord) within ten (10) days of the presentation by Canaccord to the Company of a reasonably detailed statement therefor.

3.    The Company represents and warrants to, and agrees with Canaccord that this Amendment has been duly authorized, executed and delivered by, and is a valid and binding agreement of, the Company, enforceable in accordance with its terms, except as rights to indemnification hereunder may be limited by applicable law and except as the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

4.    This Amendment together with the Original Agreement (including all schedules and exhibits attached hereto and thereto and Placement Notices issued pursuant hereto and thereto) constitutes the entire agreement and supersedes all other prior and contemporaneous agreements and undertakings, both written and oral, among the parties hereto with regard to the subject matter hereof. Neither this Amendment nor any term hereof may be amended except pursuant to a written instrument executed by the Company and Canaccord. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable as written by a court of competent jurisdiction, then such provision shall be given full force and effect to the fullest possible extent that it is valid, legal and enforceable, and the remainder of the terms and provisions herein shall be construed as if such invalid, illegal or unenforceable term or provision was not contained herein, but only to the extent that giving effect to such provision and the remainder of the terms and provisions hereof shall be in accordance with the intent of the parties as reflected in this Amendment. All references in the Original Agreement to the “Agreement” shall mean the Original Agreement as amended by this Amendment; provided, however, that all references to “date of this Agreement” in the Original Agreement shall continue to refer to the date of the Original Agreement.

5.    Except as set forth in this Amendment, all the terms and provisions of the Original Agreement shall continue in full force and effect.

6.    The Company shall file a Prospectus Supplement pursuant to 424(b) of the Securities Act reflecting this Amendment within two (2) Business Days of the date hereof.

7.    This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the principles of conflicts of laws. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan, for the adjudication of any dispute hereunder or in connection with any transaction contemplated hereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof (certified or registered mail, return receipt requested) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

8.    The Company and Canaccord hereby irrevocably waive any right either may have to a trial by jury in respect of any claim based upon or arising out of this agreement or any transaction contemplated hereby.

9.    This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed Amendment by one party to the other may be made by facsimile or email transmission.

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If the foregoing correctly sets forth the understanding between the Company and Canaccord, please so indicate in the space provided below for that purpose, whereupon this letter shall constitute a binding amendment to the Original Agreement between the Company and Canaccord.

Very truly yours,

CANACCORD GENUITY LLC

By:	/s/ Jennifer Pardi
Name:	Jennifer Pardi
Title:	Sr. Managing Director

ACCEPTED as of the date
first-above written:

T2 BIOSYSTEMS, INC.

By:	/s/ John J. Sperzel III
Name:	John J. Sperzel III
Title:	Chief Executive Officer

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